                                                                    Exhibit 10.2



October 8, 1996

To International Knife & Saw, Inc.

In reference to our conversation of September 15, 1996 at our offices in Wuppertal, for which we would again like to thank you, we are pleased to be able to commit to you, within the framework of our General Conditions (AGB - English language version enclosed), a working capital line of credit in the amount of US$ 20,000,000.

Duration:  Initially until December 31, 2000. We will discuss an extension at the appropriate time.

The draw downs must be made via Euro-Credits in amounts of US $1 million or multiples thereof at a rate of LIBOR + 1.25%. We also charge a commitment fee of 0.25% to be calculated at each quarter end.

As collateral for this line of credit, you must pledge to us your receivables and inventories. We will provide more specific details about this at a later date.

As part of our commitment we are assuming that your company will be debt free in accordance with the proposed restructuring, with the exception of the $85,000,000 in Senior Subordinated Notes as detailed in the Recapitalization Agreement.

The following covenants are the condition for the line of credit:

It is agreed, that you will pledge fixed assets as additional collateral, in the event that the result in the consolidated financial statements before interest and taxes (EBIT) is more than 30% under budget (1996: $14,012,000 ; 1997:
$17,796,000; 1998: $22,041,000; 1999: $25,098,000).

You must provide quarterly financial information and annual financial statements to us. The year end financial statements must be presented to us no later than 4 months after year end.

German law governs this agreement: the court of Remscheid

Please sign the enclosed copy of this letter to indicate your agreement and send it back to us.

We thank you for your trust in us and hope for a smooth and trustworthy relationship.